Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2019 Third Quarter Results

Third quarter highlights, year-over-year

•	Sales increased 0.7 percent to $34.6 billion

•	Operating income decreased 24.7 percent to $1.2 billion; Adjusted operating income decreased 11.7 percent to $1.7 billion

•	EPS decreased 16.5 percent to $1.13; Adjusted EPS decreased 4.0 percent to $1.47

2019 fiscal year guidance

•	Maintains guidance for fiscal 2019 adjusted EPS growth: roughly flat at constant currency rates

DEERFIELD, Ill., June 27 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the third quarter of fiscal 2019, which ended May 31, 2019.

Executive Vice Chairman and CEO Stefano Pessina said, “Following a difficult second quarter, we made progress in the third quarter against the strategic goals we set, and are pleased to report an improvement in our U.S. comparable growth compared with the first half of the year. We will continue our aggressive response to rapidly shifting trends, and have already seen improved U.S. retail sales and prescription growth and are making good progress in implementing our Transformational Cost Management Program. Together, this gives us the confidence to reiterate the fiscal 2019 guidance we previously provided.”

Overview of Third Quarter Results

Fiscal 2019 third quarter net earnings attributable to Walgreens Boots Alliance decreased 23.6 percent to $1.0 billion compared with the same quarter a year ago, while net earnings per share1 decreased 16.5 percent to $1.13 compared with the same quarter a year ago.

Adjusted net earnings attributable to Walgreens Boots Alliance2 decreased 12.1 percent to $1.3 billion, down 10.7 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted earnings per share were $1.47, a decrease of 4.0 percent on a reported basis and a decrease of 2.4 percent on a constant currency basis, compared with the same quarter a year ago.

Sales in the third quarter were $34.6 billion, an increase of 0.7 percent from the year-ago quarter, and an increase of 2.9 percent on a constant currency basis, primarily due to growth in the Retail Pharmacy USA and Pharmaceutical Wholesale divisions.

Operating income was $1.2 billion, a decrease of 24.7 percent from the same quarter a year ago, including the impact of costs related to the Transformational Cost Management Program and a lower contribution from the company’s equity earnings in AmerisourceBergen due to the impairment of PharMEDium’s long-lived assets in the quarter. Adjusted operating income was $1.7 billion, a decrease of 11.7 percent from the same quarter a year ago, and a decrease of 10.4 percent on a constant currency basis, primarily due to lower U.S. pharmacy margins and retail sales, and Boots UK.

Net cash provided by operating activities was $2.0 billion in the third quarter, and free cash flow was $1.6 billion.

Overview of Fiscal 2019 Year-to-Date Results

For the first nine months of fiscal 2019, net earnings attributable to Walgreens Boots Alliance decreased 5.9 percent to $3.3 billion compared with the same period a year ago, while net earnings per share1 increased 1.1 percent to $3.55 compared with the same period a year ago.

Adjusted net earnings attributable to Walgreens Boots Alliance2 for the first nine months of fiscal 2019 decreased 6.4 percent to $4.2 billion, down 5.4 percent on a constant currency basis, compared with the same period a year ago. Adjusted earnings per share for the first nine months of fiscal 2019 were $4.56, an increase of 0.6 percent on a reported basis and an increase of 1.6 percent on a constant currency basis, compared with the same period a year ago.

Sales in the first nine months of fiscal 2019 were $102.9 billion, an increase of 4.9 percent from the same period a year ago, and an increase of 6.8 percent on a constant currency basis.

Operating income in the first nine months of fiscal 2019 was $4.1 billion, a decrease of 15.8 percent from the same period a year ago. Adjusted operating income in the first nine months of the fiscal year was $5.4 billion, a decrease of 8.9 percent from the same period a year ago, and a decrease of 7.8 percent on a constant currency basis.

Net cash provided by operating activities was $3.2 billion in the first nine months of fiscal 2019, and free cash flow was $2.0 billion.

Third Quarter Business Division Highlights

Retail Pharmacy USA:

Retail Pharmacy USA had third quarter sales of $26.5 billion, an increase of 2.3 percent over the year-ago quarter. Excluding the impact of store optimization following the acquisition of Rite Aid stores, organic sales growth was 2.9 percent in the quarter.

Pharmacy sales, which accounted for 73.9 percent of the division’s sales in the quarter, increased 4.3 percent compared with the year-ago quarter, reflecting higher brand inflation and prescription volume, and strong growth in central specialty. Comparable pharmacy sales increased 6.0 percent. The division filled 290.7 million prescriptions, including immunizations, adjusted to 30-day equivalents in the quarter, an increase of 1.9 percent over the year-ago quarter. Prescriptions filled in comparable stores increased 4.7 percent from the same quarter a year ago.

Retail prescription market share on a 30-day adjusted basis in the third quarter decreased approximately 50 basis points over the year-ago quarter to 21.2 percent, as reported by IQVIA.3 This decrease reflects store optimization.

Retail sales decreased 2.9 percent in the third quarter compared with the year-ago period, including the impact of store optimization following the acquisition of Rite Aid stores. Comparable retail sales were down 1.1 percent in the quarter, primarily due to continued de-emphasis of tobacco.

Gross profit decreased 3.6 percent compared with the same quarter a year ago and adjusted gross profit decreased 3.9 percent, primarily due to reimbursement pressure in pharmacy and lower retail sales.

Third quarter selling, general and administrative expenses (SG&A) as a percentage of sales improved 0.3 percentage point compared with the year-ago quarter. On an adjusted basis, SG&A as a percentage of sales improved 0.5 percentage point in the same period. The third quarter of fiscal 2019 included $40 million of costs related to previously announced store and labor investments.

Operating income in the third quarter decreased 20.6 percent from the year-ago quarter to $1.0 billion. Adjusted operating income in the third quarter decreased 13.8 percent from the year-ago quarter to $1.3 billion. The decreases include an adverse impact of 3.2 percentage points and 2.7 percentage points, respectively, from the store and labor investments mentioned above.

Retail Pharmacy International:

Retail Pharmacy International had third quarter sales of $2.8 billion, a decrease of 7.3 percent from the year-ago quarter, reflecting an adverse currency impact of 5.7 percent. Sales decreased 1.6 percent on a constant currency basis, mainly due to a 1.0 percent decline in Boots UK.

In the UK, comparable pharmacy sales increased 0.8 percent and comparable retail sales decreased 2.6 percent with Boots UK broadly gaining retail market share amid weakness in certain categories.

Gross profit decreased 8.5 percent compared with the same quarter a year ago and, on a constant currency basis, adjusted gross profit decreased 1.6 percent, due to lower pharmacy margin and retail sales in Boots UK.

SG&A as a percentage of sales increased 0.8 percentage point. Adjusted SG&A as a percentage of sales, on a constant currency basis, increased 0.6 percentage point.

Operating income in the third quarter decreased 28.6 percent from the year-ago quarter to $119 million, while adjusted operating income decreased 14.9 percent to $165 million, down 10.5 percent on a constant currency basis.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had third quarter sales of $5.9 billion, a decrease of 1.7 percent from the year-ago quarter, due to an adverse currency impact of 10.0 percent. On a constant currency basis, sales increased 8.3 percent, primarily reflecting growth in emerging markets.

Operating income in the third quarter was $87 million, which included a loss of $16 million from the company’s equity earnings in AmerisourceBergen due to the impairment of PharMEDium’s long-lived assets in the quarter. This compared with operating income of $177 million in the year-ago quarter, which included $52 million from the company’s equity earnings in AmerisourceBergen.

Adjusted operating income increased 2.6 percent to $265 million. On a constant currency basis, adjusted operating income increased 9.4 percent.

Company Outlook

The company maintained adjusted EPS guidance for fiscal 2019 of roughly flat, at constant currency rates. On a reported currency basis, the company anticipates approximately $0.06 per share of adverse currency impact.

Dividends Declared

During the third quarter, the company declared a regular quarterly dividend of 44 cents per share. The dividend was payable June 12, 2019 to stockholders of record as of May 18, 2019.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the third quarter results beginning at 8:30 a.m. Eastern time today, June 27. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, June 27 through July 4, 2019, by calling +1 800 585 8367 within the U.S. and Canada, or +1 416 621 4642 outside the U.S. and Canada, using replay code 6984232.

[1]	All references to earnings per share (EPS) are to diluted EPS attributable to Walgreens Boots Alliance.
[2]

Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures used, including all measures presented as “adjusted” or on a “constant currency” basis, and free cash flow.

[3]	Due to revisions made by IQVIA to the methodology used for its retail prescription database, market share has been restated for the comparable year-ago period.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future tax, financial and operating performance and results (including those under “Company Outlook” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives, pilot programs and initiatives, and restructuring activities and the amounts and timing of their expected impact and the delivery of annual cost savings are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “pilot,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “transform,” “accelerate,” “model,” “long-term,” “continue,” “sustain,” “synergy,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, the inherent risks, challenges and uncertainties associated with forecasting financial results of large, complex organizations in rapidly evolving industries, particularly over longer time periods, supply arrangements including our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, circumstances that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs and charges associated with restructuring initiatives will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, risks related to pilot programs and new business initiatives and ventures generally, including the risks that anticipated benefits may not be realized, changes in management’s plans and assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets, credit ratings and interest rates, the risks relating to the terms, timing, and magnitude of any share repurchase activity, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union and international trade policies, tariffs, including tariff negotiations between the United States and China, and relations, the risks associated with cybersecurity or privacy breaches related to customer information, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms and the associated impacts on volume and operating results, risks related to competition, including changes in market dynamics, participants, product and service offerings, retail formats and competitive positioning, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the asset acquisition from Rite Aid, the risks associated with the integration of complex businesses, regulatory restrictions and outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to the December 2017 U.S. tax law changes, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended August 31, 2018, the Quarterly Report on Form 10-Q for the quarter ended February 28, 2019 and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

Certain amounts in the tables in the appendix to this press release may not add due to rounding. All percentages have been calculated using unrounded amounts for the three and nine months ended May 31, 2019.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise. The company’s heritage of trusted health care services through community pharmacy care and pharmaceutical wholesaling dates back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the U.S. and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25 countries and employ more than 415,000 people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with its equity method investments, has more than 18,500 stores in 11 countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with more than 390 distribution centers delivering to more than 230,000 pharmacies, doctors, health centers and hospitals each year in more than 20 countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Soap & Glory, Liz Earle, Sleek MakeUP and Botanics.

Walgreens Boots Alliance is proud to be a force for good, leveraging many decades of experience and its international scale, to care for people and the planet through numerous social responsibility and sustainability initiatives that have an impact on the health and wellbeing of millions of people.

Walgreens Boots Alliance is included in Fortune magazine’s 2019 list of the World’s Most Admired Companies and ranked first in the food and drugstore category. This is the 26th consecutive year that Walgreens Boots Alliance or its predecessor company, Walgreen Co., has been named to the list.

More company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact
U.S. / Fiona Ortiz International	+1 847 315 6402 +44 (0)20 7980 8585
Investor Relations	Contact
Gerald Gradwell and Jay Spitzer	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended May 31,		Nine months ended May 31,
	2019	2018	2019	2018
Sales	$34,591	$34,334	$102,912	$98,095
Cost of sales	27,138	26,554	80,063	74,878

Gross profit	7,453	7,780	22,849	23,217

Selling, general and administrative expenses	6,235	6,235	18,834	18,466
Equity earnings (loss) in AmerisourceBergen	(16)	52	105	142

Operating income	1,203	1,597	4,120	4,893

Other income (expense)	182	—	227	(122)

Earnings before interest and income tax provision	1,385	1,597	4,347	4,771

Interest expense, net	187	157	529	457

Earnings before income tax provision	1,198	1,440	3,819	4,314
Income tax provision	156	109	562	839
Post tax earnings (loss) from other equity method investments	(5)	15	19	42

Net earnings	1,037	1,346	3,275	3,517

Net earnings (loss) attributable to noncontrolling interests	12	4	(29)	5

Net earnings attributable to Walgreens Boots Alliance, Inc.	$1,025	$1,342	$3,305	$3,512

Net earnings per common share:
Basic	$1.13	$1.35	$3.56	$3.52
Diluted	$1.13	$1.35	$3.55	$3.51

Weighted average common shares outstanding:
Basic	909.9	992.1	928.8	996.4
Diluted	911.2	995.3	931.1	1,000.6

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	May 31, 2019	August 31, 2018
Assets
Current assets:
Cash and cash equivalents	$839	$785
Accounts receivable, net	7,239	6,573
Inventories	9,874	9,565
Other current assets	1,070	923

Total current assets	19,021	17,846

Non-current assets:
Property, plant and equipment, net	13,717	13,911
Goodwill	16,717	16,914
Intangible assets, net	11,325	11,783
Equity method investments	6,673	6,610
Other non-current assets	1,133	1,060

Total non-current assets	49,565	50,278

Total assets	$68,586	$68,124

Liabilities and equity
Current liabilities:
Short-term debt	$5,483	$1,966
Trade accounts payable	14,130	13,566
Accrued expenses and other liabilities	5,185	5,862
Income taxes	263	273

Total current liabilities	25,060	21,667

Non-current liabilities:
Long-term debt	12,127	12,431
Deferred income taxes	1,860	1,815
Other non-current liabilities	4,768	5,522

Total non-current liabilities	18,754	19,768

Total equity	24,771	26,689

Total liabilities and equity	$68,586	$68,124

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Nine months ended May 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$3,275	$3,517
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,512	1,300
Deferred income taxes	109	(382)
Stock compensation expense	87	91
Equity (earnings) from equity method investments	(124)	(184)
Other	42	266
Changes in operating assets and liabilities:
Accounts receivable, net	(730)	(762)
Inventories	(354)	230
Other current assets	(80)	(4)
Trade accounts payable	662	675
Accrued expenses and other liabilities	(642)	16
Income taxes	(372)	793
Other non-current assets and liabilities	(171)	(110)

Net cash provided by operating activities	3,215	5,446

Cash flows from investing activities:
Additions to property, plant and equipment	(1,246)	(983)
Proceeds from sale of other assets	95	221
Business, investment and asset acquisitions, net of cash acquired	(467)	(4,220)
Other	51	(129)

Net cash used for investing activities	(1,569)	(5,111)

Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	299	596
Proceeds from debt	10,291	5,043
Payments of debt	(7,332)	(3,507)
Stock purchases	(3,726)	(2,525)
Proceeds related to employee stock plans	156	118
Cash dividends paid	(1,244)	(1,291)
Other	(17)	(217)

Net cash used for financing activities	(1,573)	(1,783)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12)	27
Changes in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	62	(1,422)
Cash, cash equivalents and restricted cash at beginning of period	975	3,496

Cash, cash equivalents and restricted cash at end of period	$1,038	$2,074

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For our Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least 12 consecutive months and that have not been closed for seven or more consecutive days, undergone a major remodel or been subject to a natural disaster during the past 12 months. Relocated stores are not included as comparable stores for the first twelve months after the relocation. Acquired stores are not included as comparable stores for the first twelve months after acquisition or conversion, when applicable, whichever is later. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For our Pharmaceutical Wholesale division, comparable sales are defined as sales excluding acquisitions and dispositions. The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods.

Comparable sales are presented on a constant currency basis for the Retail Pharmacy International and Pharmaceutical Wholesale divisions. In the third quarter of fiscal 2019 compared to the year-ago quarter, the Retail Pharmacy International division’s comparable store sales on a reported currency basis decreased 6.8 percent, comparable pharmacy sales on a reported currency basis decreased 4.9 percent and comparable retail sales on a reported currency basis decreased 7.9 percent. The Pharmaceutical Wholesale division’s comparable sales excluding acquisitions and dispositions on a reported currency basis decreased 1.7 percent.

Organic sales

Organic sales are defined as sales excluding non-comparable acquisitions and divestitures including joint ventures and are considered a non-GAAP financial measure. Retail Pharmacy USA’s third quarter sales were $26.5 billion, an increase of 2.3 percent over the year-ago quarter. Non-comparable acquisitions and divestitures including joint ventures had a negative impact of 0.6 percentage point, or $99 million.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three months ended May 31,		Nine months ended May 31,
	2019	2018	2019	2018
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$1,025	$1,342	$3,305	$3,512

Adjustments to operating income:
Acquisition-related amortization	127	131	373	329
Transformational cost management	86	—	265	—
Acquisition-related costs	80	57	228	173
Adjustments to equity earnings in AmerisourceBergen	137	60	191	136
Store optimization	49	24	99	24
LIFO provision	29	69	77	166
Certain legal and regulatory accruals and settlements[1]	7	5	31	120
Asset recovery	—	—	—	(15)
Hurricane-related costs	—	—	—	83

Total adjustments to operating income	515	346	1,264	1,016

Adjustments to other income (expense):
Net investment hedging (gain) loss	8	(3)	10	(36)
Impairment of equity method investment	—	8	—	178
Termination of option granted to Rite Aid	(173)	—	(173)	—

Total adjustments to other income (expense)	(165)	5	(163)	142

Adjustments to interest expense, net:
Prefunded acquisition financing costs	—	—	—	29

Total adjustments to interest expense, net	—	—	—	29

Adjustments to income tax provision:
Equity method non-cash tax	(10)	8	9	19
U.S. tax law changes[2]	—	(140)	(3)	44
Tax impact of adjustments[3]	(50)	(39)	(189)	(224)

Total adjustments to income tax provision	(60)	(171)	(183)	(161)

Adjustments to post tax equity earnings from other equity method investments:

Adjustments to equity earnings in other equity method investments[4]	23	—	23	—

Total adjustments to post tax equity earnings from other equity method investments	23	—	23	—

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,338	$1,522	$4,246	$4,538

Diluted net earnings per common share (GAAP)	$1.13	$1.35	$3.55	$3.51
Adjustments to operating income	0.56	0.35	1.36	1.02
Adjustments to other income (expense)	(0.18)	0.01	(0.17)	0.14
Adjustments to interest expense, net	—	—	—	0.03
Adjustments to income tax provision	(0.07)	(0.18)	(0.20)	(0.16)
Adjustments to equity earnings in other equity method investments	$0.02	$—	$0.02	$—

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.47	$1.53	$4.56	$4.54

Weighted average common shares outstanding, diluted	911.2	995.3	931.1	1,000.6

[1]

As previously disclosed, beginning in the quarter ended August 31, 2018, management reviewed and refined its practice to include all charges related to the matters included in certain legal and regulatory accruals and settlements. In order to present non-GAAP measures on a consistent basis for fiscal year 2018, the company included adjustments in the quarter ended August 31, 2018 of $14 million, $50 million and $5 million which were previously accrued in the company’s financial statements for the quarters ended November 30, 2017, February 28, 2018, and May 31, 2018, respectively. These additional adjustments impact the comparability of such results to the results reported in prior and future quarters.

[2]	Discrete tax-only items.
[3]	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments and the adjusted tax rate true-up.
[4]

Beginning in the quarter ended May 31, 2019, management reviewed and refined its practice to reflect the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP measures in order to provide investors with a comparable view of performance across periods. These adjustments include acquisition-related amortization and acquisition-related costs and were immaterial for the prior periods presented. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

GROSS PROFIT BY DIVISION

	Three months ended May 31, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$5,813	$1,112	$527	$2	$7,453
Transformational cost management	—	16	—	—	16
Acquisition-related costs	21	—	—	—	21
Store optimization	1	—	—	—	1
LIFO provision	29	—	—	—	29

Adjusted gross profit (Non-GAAP measure)	$5,864	$1,128	$527	$2	$7,521

Sales	$26,513	$2,776	$5,865	$(563)	$34,591
Gross margin (GAAP)	21.9%	40.0%	9.0%		21.5%
Adjusted gross margin (Non-GAAP measure)	22.1%	40.6%	9.0%		21.7%

	Three months ended May 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$6,029	$1,215	$536	$—	$7,780
Acquisition-related amortization	6	—	—	—	6
LIFO provision	69	—	—	—	69

Adjusted gross profit (Non-GAAP measure)	$6,104	$1,215	$536	$—	$7,855

Sales	$25,917	$2,995	$5,965	$(543)	$34,334
Gross margin (GAAP)	23.3%	40.6%	9.0%		22.7%
Adjusted gross margin (Non-GAAP measure)	23.6%	40.6%	9.0%		22.9%

	Nine months ended May 31, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$17,880	$3,418	$1,549	$1	$22,849
Transformational cost management	—	41	—	—	41
Acquisition-related costs	50	—	—	—	50
Store optimization	2	—	—	—	2
LIFO provision	77	—	—	—	77

Adjusted gross profit (Non-GAAP measure)	$18,009	$3,459	$1,549	$1	$23,018

Sales	$78,491	$8,759	$17,311	$(1,649)	$102,912
Gross margin (GAAP)	22.8%	39.0%	9.0%		22.2%
Adjusted gross margin (Non-GAAP measure)	22.9%	39.5%	9.0%		22.4%

	Nine months ended May 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$17,898	$3,733	$1,590	$(4)	$23,217
Acquisition-related amortization	14	—	—	—	14
LIFO provision	166	—	—	—	166
Hurricane-related costs	43	—	—	—	43

Adjusted gross profit (Non-GAAP measure)	$18,121	$3,733	$1,590	$(4)	$23,440

Sales	$72,884	$9,395	$17,438	$(1,622)	$98,095
Gross margin (GAAP)	24.6%	39.7%	9.1%		23.7%
Adjusted gross margin (Non-GAAP measure)	24.9%	39.7%	9.1%		23.9%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY DIVISION

	Three months ended May 31, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,818	$993	$424	$1	$6,235
Acquisition-related amortization	(82)	(25)	(20)	—	(127)
Transformational cost management	(43)	(5)	(22)	—	(70)
Acquisition-related costs	(59)	—	—	—	(59)
Store optimization	(48)	—	—	—	(48)
Certain legal and regulatory accruals and settlements	(7)	—	—	—	(7)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,578	$963	$382	$1	$5,924

Sales	$26,513	$2,776	$5,865	$(563)	$34,591
Selling, general and administrative expenses percent to sales (GAAP)	18.2%	35.8%	7.2%		18.0%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.3%	34.7%	6.5%		17.1%

	Three months ended May 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)[1]	$4,776	$1,048	$411	$—	$6,235
Acquisition-related amortization	(78)	(26)	(21)	—	(125)
Acquisition-related costs	(57)	—	—	—	(57)
Store optimization	(24)	—	—	—	(24)
Certain legal and regulatory accruals and settlements[2]	(5)	—	—	—	(5)

Adjusted selling, general and administrative expenses (Non-GAAP measure)[1]	$4,612	$1,022	$390	$—	$6,024

Sales	$25,917	$2,995	$5,965	$(543)	$34,334
Selling, general and administrative expenses percent to sales (GAAP)	18.4%	35.0%	6.9%		18.2%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.8%	34.1%	6.5%		17.5%

	Nine months ended May 31, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$14,492	$3,029	$1,313	$—	$18,834
Acquisition-related amortization	(237)	(76)	(59)	—	(373)
Transformational cost management	(59)	(46)	(119)	—	(224)
Acquisition-related costs	(178)	—	—	—	(178)
Store optimization	(97)	—	—	—	(97)
Certain legal and regulatory accruals and settlements	(31)	—	—	—	(31)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$13,889	$2,906	$1,135	$—	$17,930

Sales	$78,491	$8,759	$17,311	$(1,649)	$102,912
Selling, general and administrative expenses percent to sales (GAAP)	18.5%	34.6%	7.6%		18.3%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.7%	33.2%	6.6%		17.4%

	Nine months ended May 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)[1]	$14,115	$3,139	$1,217	$(5)	$18,466
Acquisition-related amortization	(172)	(80)	(63)	—	(315)
Acquisition-related costs	(173)	—	—	—	(173)
Store optimization	(24)	—	—	—	(24)
Certain legal and regulatory accruals and settlements[2]	(120)	—	—	—	(120)
Asset recovery	15	—	—	—	15
Hurricane-related costs	(40)	—	—	—	(40)

Adjusted selling, general and administrative expenses (Non-GAAP measure)[1]	$13,601	$3,059	$1,154	$(5)	$17,809

Sales	$72,884	$9,395	$17,438	$(1,622)	$98,095
Selling, general and administrative expenses percent to sales (GAAP)	19.4%	33.4%	7.0%		18.8%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	18.7%	32.6%	6.6%		18.2%

[1]

The Company adopted new accounting guidance in Accounting Standards Update 2017-07 as of September 1, 2018 (fiscal 2019) on a retrospective basis for the Consolidated Condensed Statements of Earnings presentation. This change resulted in reclassification of all the other net cost components (excluding service cost component) of net pension cost and net postretirement benefit cost from selling, general and administrative expenses to other income (expense) with no impact on the Company’s net earnings.

[2]	See note 1 on page 12.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended May 31,		Nine months ended May 31,
	2019	2018	2019	2018
Equity earnings (loss) in AmerisourceBergen (GAAP)	$(16)	$52	$105	$142
Asset Impairment	115	8	120	8
Acquisition-related amortization	32	30	95	87
PharMEDium remediation costs	3	4	12	4
Litigation settlements and other	13	7	8	185
LIFO provision	(13)	—	2	(12)
Gain on sale of equity investment	(3)	—	(3)	—
U.S. tax law changes	—	—	(17)	(152)
Anti-Trust	(9)	—	(28)	—
Loss on previously held equity interest	—	11	—	11
Early debt extinguishment	—	—	—	5

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$121	$112	$296	$278

OPERATING INCOME BY DIVISION

	Three months ended May 31, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$995	$119	$87	$1	$1,203
Acquisition-related amortization	82	25	20	—	127
Transformational cost management	43	21	22	—	86
Acquisition-related costs	80	—	—	—	80
Adjustments to equity earnings in AmerisourceBergen	—	—	137	—	137
Store optimization	49	—	—	—	49
LIFO provision	29	—	—	—	29
Certain legal and regulatory accruals and settlements	7	—	—	—	7

Adjusted operating income (Non-GAAP measure)	$1,286	$165	$265	$1	$1,717

Sales	$26,513	$2,776	$5,865	$(563)	$34,591
Operating margin (GAAP)[2]	3.8%	4.3%	1.7%		3.5%
Adjusted operating margin (Non-GAAP measure)[2]	4.9%	5.9%	2.5%		4.6%

	Three months ended May 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)[3]	$1,253	$167	$177	$—	$1,597
Acquisition-related amortization	84	26	21	—	131
Acquisition-related costs	57	—	—	—	57
Adjustments to equity earnings in AmerisourceBergen	—	—	60	—	60
Store optimization	24	—	—	—	24
LIFO provision	69	—	—	—	69
Certain legal and regulatory accruals and settlements[4]	5	—	—	—	5

Adjusted operating income (Non-GAAP measure)[3]	$1,492	$193	$258	$—	$1,943

Sales	$25,917	$2,995	$5,965	$(543)	$34,334
Operating margin (GAAP)[2]	4.8%	5.6%	2.1%		4.5%
Adjusted operating margin (Non-GAAP measure)[2]	5.8%	6.4%	2.4%		5.3%

	Nine months ended May 31, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$3,388	$389	$342	$1	$4,120
Acquisition-related amortization	237	76	59	—	373
Transformational cost management	59	88	119	—	265
Acquisition-related costs	228	—	—	—	228
Adjustments to equity earnings in AmerisourceBergen	—	—	191	—	191
Store optimization	99	—	—	—	99
LIFO provision	77	—	—	—	77
Certain legal and regulatory accruals and settlements	31	—	—	—	31

Adjusted operating income (Non-GAAP measure)	$4,119	$553	$710	$1	$5,384

Sales	$78,491	$8,759	$17,311	$(1,649)	$102,912
Operating margin (GAAP)[2]	4.3%	4.4%	1.4%		3.9%
Adjusted operating margin (Non-GAAP measure)[2]	5.2%	6.3%	2.4%		4.9%

	Nine months ended May 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)[3]	$3,783	$594	$515	$1	$4,893
Acquisition-related amortization	186	80	63	—	329
Acquisition-related costs	173	—	—	—	173
Adjustments to equity earnings in AmerisourceBergen	—	—	136	—	136
Store optimization	24	—	—	—	24
LIFO provision	166	—	—	—	166
Certain legal and regulatory accruals and settlements[4]	120	—	—	—	120
Asset recovery	(15)	—	—	—	(15)
Hurricane-related costs	83	—	—	—	83

Adjusted operating income (Non-GAAP measure)[3]	$4,520	$674	$714	$1	$5,909

Sales	$72,884	$9,395	$17,438	$(1,622)	$98,095
Operating margin (GAAP)[2]	5.2%	6.3%	2.1%		4.8%
Adjusted operating margin (Non-GAAP measure)[2]	6.2%	7.2%	2.5%		5.7%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and nine month periods ended May 31, 2019 includes AmerisourceBergen equity earnings for the periods of January 1, 2019 through March 31, 2019 and July 1, 2018 through March 31, 2019, respectively. Operating income for the three and nine month periods ended May 31, 2018 includes AmerisourceBergen equity earnings for the periods of January 1, 2018 through March 31, 2018 and July 1, 2017 through March 31, 2018, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen.
[3]	See note 1 on page 15.
[4]	See note 1 on page 12.

ADJUSTED EFFECTIVE TAX RATE

	Three months ended May 31, 2019			Three months ended May 31, 2018
	Earnings before income tax provision	Income tax provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$1,198	$156	13.0%	$1,440	$109	7.6%
Impact of non-GAAP adjustments	350	42		351	71
U.S. tax law changes	—	—		—	140
Equity method non-cash	—	10		—	(8)
Adjusted tax rate true-up	—	8		—	(32)

Subtotal	$1,548	$216		$1,791	$280
Exclude adjusted equity earnings in AmerisourceBergen	(121)	—		(112)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,427	$216	15.1%	$1,679	$280	16.7%

	Nine months ended May 31, 2019			Nine months ended May 31, 2018
	Earnings before income tax provision	Income tax provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$3,819	$562	14.7%	$4,314	$839	19.4%
Impact of non-GAAP adjustments	1,101	181		1,187	213
U.S. tax law changes	—	3		—	(44)
Equity method non-cash	—	(9)		—	(19)
Adjusted tax rate true-up	—	8		—	11

Subtotal	4,920	745		5,501	1,000
Exclude adjusted equity earnings in AmerisourceBergen	(296)	—		(278)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$4,624	$745	16.1%	$5,223	$1,000	19.1%

FREE CASH FLOW

	Three months ended May 31,		Nine months ended May 31,
	2019	2018	2019	2018
Net cash provided by operating activities (GAAP)[1]	$2,021	$2,237	$3,215	$5,446
Less: Additions to property, plant and equipment	(453)	(317)	(1,246)	(983)

Free cash flow (Non-GAAP measure)[2]	$1,568	$1,920	$1,969	$4,463

[1]

The company adopted new accounting guidance in Accounting Standards Update 2016-18 as of September 1, 2018 (fiscal 2019) on a retrospective basis for the Consolidated Condensed Statements of Cash Flows presentation. This change resulted in restricted cash being included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the Consolidated Condensed Statement of Cash Flows.

[2]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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